News Release

SINCLAIR REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

BALTIMORE (November 3, 2021) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and nine months ended September 30, 2021.

Third Quarter Highlights
•Consolidated total revenue of $1,535 million was flat to the third quarter of 2020.
•Consolidated operating income of $73 million, including $27 million of non-recurring costs for transaction and transition services, COVID, legal, and regulatory costs ("Adjustments"), increased compared to an operating loss in the third quarter of 2020 of $4,216 million, which included a $4,264 million impairment taken on the Local Sports segment relating to goodwill and definite-lived intangible assets, and $13 million of Adjustments. Excluding the Adjustments and impairment, operating income of $100 million increased $39 million compared to the third quarter of 2020.
•Net income attributable to the Company was $19 million versus a net loss of $3,256 million in the prior year period. Excluding the Adjustments, the Company had net income of $39 million.
•Consolidated Adjusted EBITDA, which excludes the Adjustments, of $451 million, decreased 39% versus the third quarter of 2020.

CEO Comment:
"As the economy emerges from the pandemic, our advertising recovery continues to be strong, with our core advertising, excluding auto, growing versus 2019 across both our broadcast and sports segments," said Chris Ripley, Sinclair's President & Chief Executive Officer. "The continuing headwinds from auto component shortages, which in the near-term has reduced automotive advertising revenue, has been mostly offset by higher services and sports betting advertising demand, trends we expect to continue throughout the remainder of the year and into next year. 2022 should benefit from the recent moderation of subscriber declines, as well as further recovery from the pandemic and robust political advertising due to the mid-term election cycle, which should favorably affect overall advertising demand and rates."

Ripley continued, "Our focus remains on growth opportunities in the broadcast, news and sports areas. New programming, the implementation of gamification elements across our platforms, the ramping up of activities around a 'Direct to Consumer' product and the utilization of the ATSC 3.0 technology will all be key initiatives as we move into the next year."

Ripley concluded, "We are grateful for the patience and understanding of our customers, partners, and employees as we deal with the challenge of the recent cyber attack on our company. Our employees' quick response and creative workarounds have helped us restore a significant portion of our systems. As we work to complete our investigation, we will look for opportunities to enhance our existing security measures."

Recent Company Developments:
Cyber Event:
•On October 17, 2021, the Company identified the following: (i) certain servers and workstations in its environment were encrypted with ransomware, (ii) disruption of certain office and operational networks as a result of the encryption, and (iii) indications that data was taken from the Company's network. Promptly upon detection of the security event, senior management was informed and the Company began to implement incident response measures to contain the incident, conduct an investigation, and to plan for restoring operations. Legal counsel, a cybersecurity forensic firm, and other incident response professionals were engaged, and law enforcement and other governmental agencies were notified. The investigation into the incident remains ongoing. While the Company has taken significant steps to contain the incident, the event has not yet been fully resolved, and certain disruptions to its business and operations remain. The Company is working diligently to restore operations quickly and securely. As the investigation is still on-going, the full extent of the impact on the Company's business, operations and financial results is not known at the present time.

Transactions:
•In September, the Company completed the divestiture of its radio stations in the Seattle, Washington market to Lotus Communications.

Content and Distribution:
•In August, Tennis Channel launched Tennis Channel International streaming service in the U.K. and an ad-supported streaming channel on Samsung TV Plus in India, bringing the total number of international markets to six, along with Austria, Germany, Greece and Switzerland.
•In September, the Company expanded The National Desk news program to the late evening hours, providing viewers a late-day, comprehensive and commentary-free look at the most impactful national news and regional stories of the day.
•In September, the Company renewed affiliation agreements with the CW Network for 24 owned and operated markets. At the same time, the CW renewed affiliation agreements in another eight markets for stations to which Sinclair provides sales and other services.
•In September, the Company extended its programming agreement with MyNetworkTV through the 2022-2023 broadcast season.
•In September, the Company entered into a new multi-year agreement with the Cleveland Cavaliers.
•In October, the Company entered into a new multi-year agreement with the Detroit Red Wings.
•In October, the Company entered into a new multi-year media rights agreement with the Detroit Tigers. The agreement includes direct to consumer and other digital rights.
•In October, the Company entered into a multi-year renewal with Altice for the carriage of Sinclair's broadcast stations, Tennis Channel, the Bally Sports Regional Sports Networks and the YES Network on its Optimum and Suddenlink owned systems.

Community:
•In October, the Company partnered with the Disabled American Veterans (DAV) for the "Sinclair Cares: Supporting American Veterans" campaign, encouraging its employees and viewers to volunteer or donate to help support veterans in their communities.
•Year-to-date, Sinclair's newsrooms have won a total of 249 journalism awards.

NEXTGEN Broadcasting (ATSC 3.0):
•As of the end of October, the Company has launched NEXTGEN TV in 19 cities, including recent launches in Cincinnati, OH and St. Louis, MO.

Three Months Ended September 30, 2021 Consolidated Financial Results:
•Total revenues decreased 0.3% to $1,535 million versus $1,539 million in the prior year period. Media revenues increased 0.5% to $1,526 million versus $1,519 million in the same period a year ago.
•Total advertising revenues of $446 million decreased 11% versus $500 million in the prior year period, due to the absence of political revenues, as 2021 is a non-political year. Core advertising revenues, which excludes political revenues, in the third quarter of $434 million were up 11% versus $391 million in the third quarter of 2020, due to a recovery from depressed levels in the same period a year ago caused by the pandemic.
•Distribution revenues of $1,053 million increased versus $1,003 million in the same period a year ago, due primarily to a significant decrease of distributor rebates tied to minimum game guarantees that were in the prior period's results. The gains were partially offset by dropped carriage of the Company's RSNs and subscriber churn.
•Operating income of $73 million, included Adjustments of $27 million, versus an operating loss of $4,216 million in the prior year period, which included a $4,264 million impairment taken on the Local Sports segment relating to goodwill and definite-lived intangible assets, and $13 million of Adjustments. Operating income, when excluding Adjustments increased to $100 million compared to operating income of $61 million for the same prior-year period when excluding the Adjustments and impairment.
•Net income attributable to the Company was $19 million versus net loss of $3,256 million in the prior year period. Excluding Adjustments, the Company had net income of $39 million. Adjusted EBITDA, which excludes Adjustments and the impairment in the prior year period, decreased 39% to $451 million from $736 million in the prior year period.
•Diluted earnings per common share was $0.25 as compared to diluted loss per common share of $43.53 in the prior year period. On a diluted share basis, the impact of Adjustments in the three months ending September 30, 2021 was $(0.27) and the impact of Adjustments and impairment in the three months ending September 30, 2020 was $(45.66).
Nine Months Ended September 30, 2021 Consolidated Financial Results:
•Total revenues increased 5% to $4,658 million versus $4,431 million in the prior year period. Media revenues increased 6% to $4,623 million versus $4,353 million in the same period a year ago.
•Total advertising revenues of $1,308 million increased 15% versus $1,135 million in the prior year period, due to the general recovery of local advertising and more professional sports games in 2021, offset by a drop in political revenues, as 2021 is a non-political year. Core advertising revenues, which excludes political revenues, of $1,287 million, were up 33% versus $966 million in the same period a year ago, benefiting from the general recovery and more local sports games taking place in the period compared to the same period a year ago.
•Distribution revenues were $3,240 million versus $3,168 million in the same period a year ago, with the increase the result of a significant decrease of distributor rebates that were in the prior year period.

•Operating loss of $70 million, included Adjustments of $94 million, versus operating loss of $3,397 million in the prior year period, which included $42 million of Adjustments and an impairment of $4,264 million. Operating income when excluding the Adjustments and impairment decreased to $24 million from operating income of $909 million for the same prior year period.
•Net loss attributable to the Company was $325 million versus net loss of $2,881 million in the prior year period. Excluding Adjustments, the Company had net loss of $251 million. Adjusted EBITDA, which excludes Adjustments, decreased 16% to $1,066 million from $1,271 million in the prior year period.
•Diluted loss per common share was $4.33 as compared to diluted loss per common share of $35.17 in the prior year period. On a diluted-per-share basis, the impact of Adjustments in the nine months ending September 30, 2021 was $(0.99) and the impact of Adjustments and impairment in the nine months ending September 30, 2020 was $(41.24).

Consolidated and Segment Highlights
The highlights below include the launch of Marquee Sports Network (February 22, 2020), the divestiture of the non-license assets in Harlingen, TX (January 27, 2020), the divestiture of WDKY in Lexington, KY (September 17, 2020), the divestiture of WDKA and KBSI in the Cape Girardeau MO/Paducah KY market (February 1, 2021), the acquisition of ZypMedia (February 5, 2021), the divestiture of the license assets in Harlingen, TX (May 24, 2021), the divestiture of Triangle Sign and Service (June 2, 2021), and the divestiture of Sinclair's radio stations in the Seattle WA market (September 27, 2021).

Segment financial information is included in the following tables for the periods presented. The Broadcast segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment consists primarily of the RSNs. Other includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

Three months ended September 30, 2021	Broadcast		Local Sports		Corporate, Other & Elimination		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$372		$633	(a)	$48		$1,053
Advertising revenue	283		118		45		446
Other media revenue	46	(b)	8		(27)	(b)	27
Media revenues	$701		$759		$66		$1,526
Non-media revenue	—		—		9		9
Total revenues	$701		$759		$75		$1,535

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$472		$717	(b)	$61	(b)	$1,250
Sports rights amortization included in media production expenses	—		531		—		531
Non-media expenses	—		—		11		11
Corporate general and administrative expenses	30		2		3		35

Other Highlights:
Sports rights payments	—		328	(a)	—		328
Program contract payments	21		—		6		27
Capital expenditures(c)	17		2		3		22
Interest expense (net) (d)	1		102		42		145
Adjusted EBITDA(e)							451
(a)Local Sports distribution revenue includes $14 million for the accrual of rebates to distributors tied to minimum game guarantees. Sports rights payments includes approximately $9 million of lower payments to and rebates from teams for sports rights overpayments tied to minimum game guarantees.
(b)For the quarter ended September 30, 2021, Broadcast includes $28 million of revenue for services provided by the Broadcast segment to Local Sports and Other; the Local Sports segment includes $27 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment; and Other includes $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment. Such amounts are eliminated in consolidation.
(c)Capital expenditures exclude $1 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Three months ended September 30, 2020	Broadcast		Local Sports		Corporate, Other & Elimination		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$356		$597	(a)	$50		$1,003
Advertising revenue	344		124		32		500
Other media revenue	34	(b)	6		(24)	(b)	16
Media revenues	$734		$727		$58		$1,519
Non-media revenue	—		—		20		20
Total revenues	$734		$727		$78		$1,539

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$450		$801	(b)	$38	(b)	$1,289
Sports rights amortization included in Media production expenses	—		632		—		632
Non-media expenses	—		—		18		18
Corporate general and administrative expenses	25		3		2		30

Other Highlights:
Sports rights payments	—		99	(a)	—		99
Program contract payments	22		—		1		23
Capital expenditures(c)	9		5		5		19
Interest expense (net)(d)	1		101		42		144
Adjusted EBITDA(e)							736
(a)Local Sports distribution revenue includes $128 million for the accrual of rebates to distributors tied to minimum game guarantees. Sports rights payments includes approximately $246 million of lower payments to and rebates from teams for sports rights overpayments tied to minimum game guarantees.
(b)For the quarter ended September 30, 2020, Broadcast includes $26 million of revenue for services provided by the Broadcast segment to the Local Sports segment and Other; the Local Sports segment includes $25 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment; and Other includes $1 million of selling, general, and administrative expenses for services provided by the Broadcast segment. Such amounts are eliminated in consolidation.
(c)Capital expenditures exclude $13 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, impairment loss, and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights:
•Total Company debt as of September 30, 2021 was $12,530 million, which includes Diamond Sports Group LLC (DSG) debt of $8,124 million.

•Cash and cash equivalents for the Company as of September 30, 2021 was $1,051 million, which includes $476 million held at DSG.

~~•~~As of September 30, 2021, 51.7 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 75.5 million common shares.

•In September, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•Routine capital expenditures in the third quarter of 2021 were $22 million with another $1 million related to the spectrum repack.

•The Local Sports segment's media production expense included $531 million of sports rights amortization, while sports rights payments in the quarter were $328 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending December 31, 2021 and the twelve months ending December 31, 2021.

The following expectations exclude any costs and lost revenues as a result of the recent cyber ransomware attack on the Company. The Company cannot determine at this time whether or not such event will have a material impact on its business, operations or financial results. While the Company maintains insurance to cover losses related to cybersecurity risks and business interruption, such policies may not be sufficient to cover all losses.
The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it has and will continue to impact its advertisers, distributors, and professional sports leagues. The Company is currently unable to predict the extent of the impact that the COVID-19 pandemic will have on its financial condition, results of operations and cash flows in future periods due to numerous uncertainties. For additional discussion of how the COVID-19 pandemic has impacted the Company’s business, please see the section titled The Impact of COVID-19 on our Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which will be updated in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

For the three months ending December 31, 2021 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$432 to 451
Political revenue							16 to 20
Advertising revenue	$331 to 348		$62 to 69		$54		$448 to 471
Distribution revenue	382 to 384		635 to 637		46		1,063 to 1,067
Other media revenue	47	(a)	6		(26)	(a)	26
Media revenues	760 to 778		703 to 712		74		1,537 to 1,564
Non-media revenue	—		—		8		8
Total revenues	$760 to 778		$703 to 712		$81		$1,544 to 1,572

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$490 to 492		$623	(a)	$61	(a)	$1,173 to 1,176
Sports rights amortization included in media production expenses	—		440		—		440
Non-media expenses	—		—		14		14
Corporate overhead			2				34
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above			12				32
Depreciation, intangible & programming amortization			81				172

Other Highlights:
Sports rights payments	—		$538		—		$538
Program contract payments							26
Interest expense (net)(b)			102				145
Income tax provision							Approximately 30% effective tax rate
Net cash tax payments							Approximately $6 million
Payments to noncontrolling interest holders, including preferred dividend(c)			32				33
Total capital expenditures, including repack			4				31
Repack capital expenditures							2
Adjusted EBITDA(d)			$(8) to 1				$232 to 257
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)The Broadcast segment includes $28 million of revenue for services provided by the Broadcast segment to Local Sports and Other and the Local Sports segment includes $28 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment. Such amounts are eliminated in the Consolidated column.
(b)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(c)Preferred dividend is expected to be paid in-kind in the quarter ending December 31, 2021 and the Company expects to make certain required tax distributions of $1.3 million during the period to the holder of the preferred equity.
(d)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

For the twelve months ending December 31, 2021 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$1,718 to 1,737
Political revenue							37 to 41
Advertising revenue	$1,161 to 1,177		$407 to 414		$186		$1,755 to 1,778
Distribution revenue	1,478 to 1,480		2,632 to 2,634	(a)	193		4,303 to 4,307
Other media revenue	174	(b)	28		(101)	(b)	101
Media revenues	2,812 to 2,831		3,068 to 3,077		279		6,159 to 6,187
Non-media revenue					43		43
Total revenues	$2,812 to 2,831		$3,068 to 3,077		$322		$6,202 to 6,230

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$1,913 to 1,916		$3,107	(b)	$218	(b)	$5,238 to 5,241
Sports rights amortization included in media production expenses	—		2,352	(c)	—		2,352
Non-media expenses	—		—		56		56
Corporate overhead			10				165
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above			78				181
Depreciation, intangible & programming amortization			322				688

Other Highlights:
Sports rights payments	—		1,876	(c)	—		1,876
Program contract payments							103
Interest expense (net)(d)			407				582
Income tax benefit							Approximately 37% effective tax rate
Net cash tax refunds							Approximately $29 million
Payments to noncontrolling interest holders, including preferred dividend(e)			99				108
Total capital expenditures, including repack			18				92
Repack capital expenditures							12
Adjusted EBITDA(f)			$505 to 514				$1,298 to 1,322
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Includes approximately $16 million for the reversal of previously accrued rebates to distributors tied to minimum game guarantees.
(b)The Broadcast segment includes $111 million of revenue for services provided by the Broadcast segment to Local Sports and Other; the Local Sports segment includes $109 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment; and Other includes $2 million of selling, general, and administrative expenses for services provided by the Broadcast segment. Such amounts are eliminated in the Consolidated column.
(c)Includes approximately $111 million of lower payments to and rebates from teams of sports rights payments tied to minimum game guarantees.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Preferred dividend is expected to be paid in-kind for the quarter ending December 31, 2021 and the Company expects to make certain required tax distributions of $1.3 million during the period to the holder of the preferred equity.

(f)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss its third quarter 2021 results on Wednesday, November 3, 2021, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 714886.

About Sinclair:
Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 21 regional sports network brands; owns, operates and/or provides services to 185 television stations in 86 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUES:
Media revenues	$1,526	$1,519	$4,623	$4,353
Non-media revenues	9	20	35	78
Total revenues	1,535	1,539	4,658	4,431

OPERATING EXPENSES:
Media programming and production expenses	1,022	1,077	3,390	2,288
Media selling, general and administrative expenses	228	212	675	608
Amortization of program contract costs	22	19	67	63
Non-media expenses	11	18	42	69
Depreciation of property and equipment	28	25	84	75
Corporate general and administrative expenses	35	30	132	111
Amortization of definite-lived intangible and other assets	120	149	364	449
Impairment of goodwill and definite-lived intangible assets	—	4,264	—	4,264
Gain on asset dispositions and other, net of impairment	(4)	(39)	(26)	(99)
Total operating expenses	1,462	5,755	4,728	7,828
Operating income (loss)	73	(4,216)	(70)	(3,397)

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(155)	(157)	(466)	(502)
Gain on extinguishment of debt	—	—	—	5
Income (loss) from equity method investments	12	(10)	23	(23)
Other (expense) income, net	(4)	169	59	169
Total other (expense) income, net	(147)	2	(384)	(351)
Loss before income taxes	(74)	(4,214)	(454)	(3,748)
INCOME TAX BENEFIT	91	847	169	805
NET INCOME (LOSS)	17	(3,367)	(285)	(2,943)
Net income attributable to the redeemable noncontrolling interests	(4)	(19)	(13)	(51)
Net loss (income) attributable to the noncontrolling interests	6	130	(27)	113
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$19	$(3,256)	$(325)	$(2,881)
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings (loss) per share	$0.25	$(43.53)	$(4.33)	$(35.17)
Diluted earnings (loss) per share	$0.25	$(43.53)	$(4.33)	$(35.17)
Basic weighted average common shares outstanding (in thousands)	75,472	74,810	75,068	81,922
Diluted weighted average common and common equivalent shares outstanding (in thousands)	75,516	74,810	75,068	81,922

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted EBITDA
Net income (loss) attributable to Sinclair Broadcast Group	$19	$(3,256)	$(325)	$(2,881)
Add: Income from redeemable noncontrolling interests	4	19	13	51
Add: (Loss) Income from noncontrolling interests	(6)	(130)	27	(113)
Add: Income tax benefit	(91)	(847)	(169)	(805)
Add: Other expense (income)	2	(170)	—	(169)
Add: (Income) loss from equity method investments	(12)	10	(23)	23
Add: Loss (income) from other investments and impairments	2	—	(58)	3
Add: Gain on extinguishment of debt/insurance proceeds	—	—	—	(6)
Add: Interest expense	155	157	466	502
Less: Interest income	—	—	—	(2)
Less: Gain on asset dispositions and other, net of impairment	(4)	(39)	(26)	(99)
Add: Amortization of intangible assets & other assets	120	149	364	449
Add: Impairment of goodwill and definite-lived intangible assets	—	4,264	—	4,264
Add: Depreciation of property & equipment	28	25	84	75
Add: Stock-based compensation	9	12	55	40
Add: Amortization of program contract costs	22	19	67	63
Less: Cash film payments	(27)	(23)	(77)	(70)
Add: Amortization of sports programming rights	531	632	1,912	1,028
Less: Cash sports programming rights payments	(328)	(99)	(1,338)	(1,124)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	27	13	94	42
Adjusted EBITDA	$451	$736	$1,066	$1,271

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the COVID-19 pandemic on the Company's business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, the significant disruption to the operations of the professional sports leagues and the macroeconomy caused by COVID-19 may result in the recognition of further impairment charges on the Company's goodwill and definite-lived intangible assets, the Company's ability to generate cash to service its substantial indebtedness, the completion of the FCC spectrum repack, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the successful execution of media rights agreements with professional sports teams, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering "skinny" programming bundles that may not include all programming of the Company's networks, the Company's ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, the ongoing assessment of the October cybersecurity event, material legal, financial and reputational risks resulting from a breach of the Company's information systems, and operational disruptions due to the cybersecurity event, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting the Company's business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com